News Release

Bar Harbor Bankshares Reports Fourth Quarter and Year-End 2016 Results

BAR HARBOR, Maine – February 8, 2017 – Bar Harbor Bankshares (NYSE MKT: BHB) today reported net income of $14.9 million in 2016.  Earnings were relatively consistent with prior year-end, while 2016 earnings included charges of $2.7 million related to the Lake Sunapee Bank Group (LSBG) acquisition previously announced and the core system conversion that is expected to be completed in the second quarter of 2017.

Financial Highlights

•

Total assets increased $175.3 million to $1.8 billion from the prior year-end

•

Total loans for the year were up $139.0 million or 14% from the prior year-end

•

Fourth quarter 2016 diluted earnings per share totaled $0.42 and were net of acquisition and system conversion costs totaling $0.19 per share

•

Net interest income, on a tax-equivalent basis, was $12.2 million for the fourth quarter, up 6% from $11.5 million compared to the linked quarter

•

Total non-interest income for 2016 is up $3.4 million or 38% from the prior year.  Excluding securities gains, non-interest income remained flat to both the linked quarter and prior year fourth quarter.

•

Net interest margin (NIM) expanded to 2.89% compared to 2.84% in the linked quarter on a tax-equivalent basis

•

Non-performing assets to total assets at year-end improved 8 basis points to 0.38%, down from 0.46% at prior year-end, while total non-performing loans to total loans improved 13 basis points to 0.58%, down from 0.71% for the same period

President and Chief Executive Officer, Curtis C. Simard stated, “We had a strong finish to the year driven by organic growth and expense management while we prepared for the legal close of our LSBG acquisition which was effective January 13, 2017, and the core system conversion that is expected to be completed in the second quarter in 2017.  Earnings in 2016 included merger related costs which we view as an investment that allows us to capitalize on business expansion opportunities and grow our geographic footprint into New Hampshire and Vermont.  The acquisition bolsters our market position across New England creating a platform to leverage revenue synergies and expense management, further improving earnings and profitability, and ultimately shareholder value.”

Mr. Simard continued, “Expanding our core business while remaining steadfast in our commitment to risk management is essential to our strategic objectives.  While beginning the cultural integration and preparing for closing, our team was able to grow loans 14% and minimize risk, as is evidenced by the continued improvement in credit quality throughout 2016.”

Lake Sunapee Bank Group Acquisition Update

On January 13, 2017, the previously announced acquisition of LSBG was completed.  BHB issued 4,168,823 common shares using a fixed exchange ratio of 0.4970 which was based on a stock price of $34.55.  Total consideration paid at closing was $182.2 million which reflected the increase in BHB’s stock at the time of closing plus an additional $28 thousand in cash paid for fractional shares.  At completion of the acquisition, LSBG had approximately $1.5 billion in total assets.  Final allocation of the purchase price to the fair value of assets and liabilities acquired is expected to be reported as part of the first quarter of 2017 earnings release and Form 10-Q as of March 31, 2017.

Mr. Simard stated, “LSBG has a great reputation in their regions and will retain its brand recognition while supporting the Company’s overall corporate objectives as we expand into New Hampshire and Vermont.  Customer integration and system conversion are expected to be complete by the end of the second quarter of 2017.”

Results of Operations

Earnings decreased in the most recent quarter compared to the linked quarter and the fourth quarter of the prior year primarily due to the merger-related charges recorded for LSBG.  Fourth quarter 2016 diluted earnings per share totaled $0.42 and were net of acquisition and system conversion costs totaling $0.19 per share.

Net interest income, on a tax-equivalent basis, was $12.2 million for the fourth quarter compared to $11.5 million in the third quarter of 2016.  Annual net interest income, on a tax-equivalent basis, was $47.5 million in 2016 compared to $46.8 million in 2015.  The NIM increased to 2.89% during the fourth quarter from 2.84% in the third quarter of 2016.  The increase during the fourth quarter was driven by strong double digit annualized growth in both the Commercial and Consumer loan portfolios, as well as a 10 basis point yield expansion in the Commercial portfolio.  On an annual basis, net interest margin decreased to 2.96% for 2016 from 3.19% during 2015 primarily as a result of yield compression in the investment portfolio.  Cost of funds from interest bearing deposit accounts and Federal Home Loan Bank borrowings had a modest improvement on a quarter-over-quarter basis.  On an annual basis, cost of interest bearing deposits remained relatively flat, while the cost of borrowings increased 9 basis points.

The provision for credit losses was $979 thousand in 2016 compared to $1.8 million in 2015.  Despite the significant loan growth for the year, improvements in asset quality indicators reduced the overall provision expense for the year.

Total non-interest income for 2016 is up $3.4 million or 38% from the prior year.  Excluding securities gains, non-interest income remained flat to both the linked quarter and prior year fourth quarter.  Non-interest income was $2.0 million in the fourth quarter compared to $3.4 million in the third quarter of 2016.  There were zero gains on sales of securities in the fourth quarter compared to $1.4 million recorded in the third quarter of 2016.  All other non-interest income items were relatively consistent to the linked quarter and prior year-end.

Fourth quarter non-interest expense increased to $10.5 million compared to $8.8 million in the linked quarter primarily due to the acquisition and system conversion charges.  Non-interest expense for the year was $35.9 million compared to $30.9 million in 2015.  Merger related and system conversion costs for the quarter and year ended 2016 were $1.8 million and $2.7 million, respectively, and are recorded in other operating expenses.  In addition, salary and benefit costs increased $295 thousand during the quarter and $1.9 million for the year as a result of strategic hires at the executive level and senior level positions within the risk management and information technology departments.  Excluding acquisition costs, the fourth quarter resulted in positive operating leverage from strong asset growth and disciplined expense management.

The effective tax rate was 14% in the fourth quarter compared to 34% during the third quarter of 2016. Lower pretax income related to merger expenses and lower security gains reduced the effective tax rate during the fourth quarter of 2016.  On an annual basis, the effective tax rate remained at 28% for both periods reflecting the impact of 2016 security gains offset by merger-related expenses.

Financial Condition

Total assets increased to $1.8 billion at the end of 2016 from $1.7 billion in the linked quarter and $1.6 billion at year-end 2015.  Total loans were up $40.8 million at year-end or 4% compared to the linked quarter, and $139.0 million or 14% at the end of 2015.  The increases were principally due to organic growth in the commercial and residential real estate portfolios.  Commercial real estate loans grew 4% during the fourth quarter to $403.6 million from $387.8 million at the end of the third quarter, and were up 9% as compared to $371.0 million at the end of 2015.   Residential real estate loans grew 5% during the fourth quarter to $506.6 million from $484.3 million at the end of the third quarter, and were up 24% as compared to $408.4 million at the end of 2015.

Asset quality continues to remain strong with total non-performing assets to total assets of 0.38% and non-performing loans to total loans of 0.58% as of year-end, representing decreases over last year of 8 basis point and 13 basis points, respectively.

Unrealized losses due to rising interest rates reduced available for sale securities by $15.1 million during the fourth quarter.  The reduction was offset by $6.7 million in net purchases, resulting in a net decrease of $8.4 million during the fourth quarter.  For the full year, unrealized losses of $12.1 million and sales totaling $65.5 million were offset by purchases of $101.5 million for a total $23.9 million increase during 2016. Securities purchased during 2016 consisted of mortgage-backed securities issued by U.S. Government agencies and sponsored-enterprises and, to a lesser extent, municipal securities issued by states and political subdivisions thereof.

Deposits grew to $1.1 billion at the end of 2016 from $1.0 billion at the end of the previous quarter, and from $942.8 million at the end of 2015.  The increases were principally due to growth in interest bearing accounts, which were up $33.3 million during the fourth quarter and $95.2 million for the year.  Total borrowings increased to $536.6 million from $512.5 million during the third quarter and $474.8 million at the end of 2015.  Mr. Simard stated, “The LSBG acquisition brings additional core deposit balances at a relatively lower cost which will help fund future growth.  We will be actively managing the larger combined balance sheet optimizing both the loan and deposit mix.”

Tangible book value per share decreased to $24.92 at year-end 2016 compared to $26.26 as of the linked quarter, and increased from $24.75 as of December 31, 2015.  During the fourth quarter, capital increased $2.6 million as a result of net income, which was offset by dividends of $1.7 million.  Capital for the year 2016 increased $14.9 million, which was offset by dividends of $6.6 million.  Accumulated other comprehensive income decreased $9.1 million during the fourth quarter and $8.0 million for the year primarily due to increases in unrealized losses on the available for sale portfolio, net of tax.

While fair value adjustments continue to be finalized, the tangible book value dilution anticipated with the LSBG acquisition is estimated to have an earn back period of four years or less.

At December 31, 2016, the Company and the Bank continued to exceed applicable regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Common Equity Tier I, Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 6.5%, 5%, 8% and 10%, respectively. At December 31, 2016, the Company’s Common Equity Tier I, Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 15.01%, 8.94%, 15.01% and 16.52%, respectively.

Background

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Founded in 1887, Bar Harbor Bank & Trust provides full service community banking with office locations serving downeast, midcoast and central Maine.  With the operations of LSBG acquired on January 13, 2017, Bar Harbor Bankshares will have additional offices located in west-central New Hampshire and central Vermont.

Forward Looking Statements

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, cyber attacks or other failures in our technology and privacy protection measures, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. Furthermore, there is a risk that the Company may not identify or be successful in realizing upon new opportunities to expand its business consistent with its business strategy, which would limit our growth and may have a negative impact on future results of operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Use of non-GAAP Financial Measures

Certain information in this press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company’s performance and believes these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

(1)

In certain places in this press release net interest income and the net interest margin is calculated and discussed on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total, which increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company’s results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution’s net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.

(2)

The Company presents its efficiency ratio using non-GAAP information. The GAAP efficiency ratio is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income. The non-GAAP efficiency ratio presented in this press release is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and OTTI, and other significant non-recurring expenses.

(3)

The Company presents certain information based upon tangible common equity instead of total shareholders’ equity in accordance with GAAP. The difference between these two measures is the Company’s intangible assets, specifically goodwill and core deposit intangibles from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio, the tangible equity to total assets ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to, among other things, compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The tangible common equity ratio is computed by dividing the total common shareholders’ equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets. The tangible equity to total assets ratio is computed by dividing total shareholders’ equity, less goodwill and other intangible assets, by total assets at period end. The tangible book value ratio is computed by dividing total shareholders’ equity, less goodwill and other intangible assets, by period end total outstanding shares of common stock.

Contacts

EVP, Chief Financial Officer & Treasurer

Josephine Iannelli

(207) 288-3314

Investor Relations

Marsha Sawyer

(207) 288-3314

BAR HARBOR BANKSHARES AND SUBSIDIARIES

BALANCE SHEET

DECEMBER 31, 2016, SEPTEMBER 30, 2016 AND DECEMBER 31, 2015

(in thousands)

unaudited

	December 31,	September 30,	December 31,
	2016	2016	2015

Assets
Total cash and cash equivalents	$ 8,439	$ 14,571	$ 9,720
Securities available for sale, at fair value	528,856	537,287	504,969
Federal Home Loan Bank stock	25,331	23,712	21,479
Loans	1,129,064	1,088,243	990,070
Allowance for loan losses	(10,419)	(10,103)	(9,439)
Loans, net of allowance for loan losses	1,118,645	1,078,140	980,631
Premises and equipment, net	23,419	23,082	20,674
Goodwill	4,935	4,935	4,935
Bank owned life insurance	24,450	24,288	23,747
Other assets	21,274	11,860	13,900
TOTAL ASSETS	$ 1,755,349	$ 1,717,875	$ 1,580,055

Liabilities
Deposits:
Demand and other non-interest bearing deposits	$ 98,856	$ 115,376	$ 86,577
NOW accounts	175,150	167,653	160,394
Savings and money market deposits	359,857	320,721	299,087
Time deposits	416,437	429,775	396,729
Total deposits	1,050,300	1,033,525	942,787
Short-term borrowings	394,480	363,375	333,909
Long-term advances from Federal Home Loan Bank	137,116	144,120	135,882
Junior subordinated debentures	5,000	5,000	5,000
Other liabilities	11,713	7,519	8,325
TOTAL LIABILITIES	1,598,609	1,553,539	1,425,903

TOTAL SHAREHOLDERS' EQUITY	156,740	164,336	154,152

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,755,349	$ 1,717,875	$ 1,580,055

BAR HARBOR BANKSHARES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

unaudited

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Interest and dividend income:
Interest and fees on loans	$ 11,026	$ 10,295	$ 9,854	$ 41,653	$ 39,303
Interest on securities and federal funds	3,565	3,596	3,841	14,966	15,343
Dividend on FHLB stock	255	232	198	868	578
Total interest and dividend income	14,846	14,123	13,893	57,487	55,224

Interest expense:
Deposits	1,768	1,755	1,588	6,699	6,097
Short-term borrowings	507	453	258	1,942	983
Long-term debt	914	916	793	3,472	3,310
Total interest expense	3,189	3,124	2,639	12,113	10,390

Net interest income	11,657	10,999	11,254	45,374	44,834
Provision for loan losses	225	139	465	979	1,785
Net interest income after provision for loan losses	11,432	10,860	10,789	44,395	43,049

Non-interest income:
Trust and other financial services	951	975	1,001	3,829	3,888
Service charges on deposit accounts	188	215	215	866	892
Debit card service charges and fees	461	491	449	1,782	1,694
Securities gains	9	1,354	128	4,498	1,334
Other operating income	426	337	313	1,374	1,171
Total non-interest income	2,035	3,372	2,106	12,349	8,979

Non-interest expenses:
Salaries and employee benefits	5,127	4,832	4,640	19,775	17,884
Occupancy expense	583	588	551	2,334	2,248
Furniture and equipment expense	561	568	592	2,276	2,321
Debit card expenses	131	127	125	495	452
FDIC assessment	210	160	210	805	833
Other operating expense	3,845	2,475	2,036	10,250	7,170
Total non-interest expenses	10,457	8,750	8,154	35,935	30,908

Income before income taxes	3,010	5,482	4,741	20,809	21,120
Income taxes	426	1,850	1,273	5,876	5,967

Net income	$ 2,584	$ 3,632	$ 3,468	$ 14,933	$ 15,153

Basic earnings per share	$ 0.43	$ 0.60	$ 0.58	$ 2.47	$ 2.53
Diluted earnings per share	$ 0.42	$ 0.59	$ 0.57	$ 2.45	$ 2.50

Bar Harbor Bankshares

Selected Financial Information

(in thousands except per share data)

unaudited

Average Balances for Quarters Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Total assets	$ 1,748,201	$ 1,689,535	$ 1,651,576	$ 1,617,529	$ 1,557,296
Total securities	531,443	524,775	521,373	509,311	492,933
Total loans	1,119,065	1,058,253	1,028,748	1,011,934	970,192
Allowance for loan losses	10,336	10,095	10,036	9,774	9,230
Total deposits	1,039,944	1,001,674	925,161	962,698	982,344
Total borrowings	537,818	514,999	557,593	488,993	413,330
Shareholders' equity	162,510	165,486	161,675	158,521	154,689

Results of Operations by Quarter
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Interest and dividend income	$ 14,846	$ 14,123	$ 14,354	$ 14,164	$ 13,893
Interest expense	3,189	3,124	2,972	2,828	2,639
Net interest income	11,657	10,999	11,382	11,336	11,254
Provision for loan losses	225	139	150	465	465
Net interest income after
provision for loan losses	11,432	10,860	11,232	10,871	10,789
Non-interest income	2,035	3,372	3,614	3,328	2,106
Non-interest expense	10,457	8,750	8,731	7,997	8,154
Income before income taxes	3,010	5,482	6,115	6,202	4,741
Income taxes	426	1,850	1,804	1,796	1,273
Net income	$ 2,584	$ 3,632	$ 4,311	$ 4,406	$ 3,468

Share and Per Share Data - At or for the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Period-end shares outstanding	6,077,063	6,055,807	6,029,685	6,011,008	6,010,211
Basic average shares outstanding	6,063,686	6,042,384	6,021,316	6,009,198	6,001,960
Diluted average shares outstanding	6,143,237	6,107,792	6,086,301	6,081,024	6,079,080

Basic earnings per share	$ 0.43	$ 0.60	$ 0.72	$ 0.73	$ 0.58
Diluted earnings per share	$ 0.42	$ 0.59	$ 0.71	$ 0.72	$ 0.57

Book value	$ 25.79	$ 27.14	$ 27.40	$ 26.72	$ 25.65
Tangible book value	$ 24.92	$ 26.26	$ 26.51	$ 25.82	$ 24.75

Selected Financial Ratios - At or for the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Return on Average Assets	0.59%	0.86%	1.05%	1.10%	0.88%
Return on Average Equity	6.33%	8.73%	10.72%	11.18%	8.89%
Net Interest Margin, fully taxable equivalent	2.89%	2.84%	3.04%	3.09%	3.15%
Efficiency Ratio (1)	59.9%	61.5%	58.8%	57.4%	58.7%

Asset Quality Ratios - At or for the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Net charge-offs to average loans	0.00%	0.01%	0.03%	0.04%	0.14%
Allowance for loan losses to total loans	0.92%	0.93%	0.94%	0.98%	0.95%
Allowance for loan losses to non-performing loans	160.4%	157.8%	178.1%	155.6%	134.7%
Non-performing loans to total loans	0.58%	0.59%	0.53%	0.63%	0.71%
Non-performing assets to total assets	0.38%	0.38%	0.34%	0.40%	0.46%

Capital Ratios - At or for the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Common equity tier 1 capital	15.01%	15.51%	15.54%	15.58%	15.55%
Tier 1 leverage capital	8.94%	9.16%	9.21%	9.20%	9.37%
Tier 1 risk-based capital	15.01%	15.51%	15.54%	15.58%	15.55%
Total risk-based capital	16.52%	17.05%	17.09%	17.16%	17.12%
Tangible equity to total assets	8.63%	9.26%	9.47%	9.57%	9.41%
Tangible common equity (2)	8.65%	9.28%	9.50%	9.60%	9.45%

(1)

Computed by dividing non-interest expense (excluding amortization of intangibles, franchise tax, merger related expenses and other significant expenses or items unrelated to normalized operations) by the sum of tax equivalent net interest income by the sum of tax equivalent net interest income and non-interest income other than net securities gains.  Fourth quarter and year-to-date expenses amounted to $1.8 million and $2.7 million, respectively, all of which were associated with Lake Sunapee Bank Group acquisition.

(2)

Computed by dividing the total common shareholders’ equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets.